Exhibit 99.1

Corporate News

Contact:	Anthony Farina
302-773-4418 – office
302-545-0316 - mobile
anthony.r.farina@usa.dupont.com

DuPont’s Board of Directors Appoints Ellen Kullman Chair

Charles O. Holliday, Jr. to Retire as Chair Dec. 31

WILMINGTON, Del., Oct. 30, 2009 – DuPont today announced that its board of directors has elected Chief Executive Officer Ellen Kullman, 53, Chair effective Dec. 31.  Charles O. Holliday, Jr., 61, Chair, will retire from the board after 11 years as its Chairman.

As previously announced in September 2008, Kullman became CEO effective Jan. 1 after Holliday served as DuPont’s CEO for 10 years.  Holliday continued as Chair of DuPont and as a member of the board for a brief transition until Kullman’s expected succession as Chair.

“I am honored to have been selected Chair by the board of directors,” Kullman said.  “DuPont is well-positioned for our next phase of delivering growth.  We have strong market positions and global channels to bring our culture of scientific inquiry, innovation and strong customer focus to connect our technologies directly with the needs of the global marketplace.”

“Ellen’s innate leadership skills, acute market focus and strong track record were the basis for the board’s decision that she is the right person as its Chair.  I am confident Ellen will be an outstanding Chair and CEO,” Holliday said.  “For over 35 years, I have had the unique privilege of being part of DuPont.  I look forward to watching in the years ahead under Ellen’s leadership as DuPont continues to address the world’s need for science-based solutions.”

DuPont is a science-based products and services company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.

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10/30/09

Biographies and photos of Ellen Kullman and Charles O. Holliday, Jr. are available at:

http://www2.dupont.com/Our_Company/en_US/executives/kullman.html

http://www2.dupont.com/Our_Company/en_US/directors/holliday.html

E. I. du Pont de Nemours and Company